News Release

INVESTOR AND MEDIA CONTACT:

George R. Kirkland

Executive Vice President, CFO and Treasurer

Phone: (229) 873-3830

investorinfo@sgfc.com

For Immediate Release

Southwest Georgia Financial Corporation to Expand into Tift County;
Announces Two Management Additions to Support Continued Growth

MOULTRIE, GEORGIA, December 16, 2015 -- Southwest Georgia Financial Corporation (NYSE MKT: SGB), the parent company of Southwest Georgia Bank, announced its plans to expand into Tifton, Georgia, the largest community in Tift County. The Company also appointed Chad Carpenter and Pam Yeager, two new additions to the management team, as Senior Vice Presidents of Southwest Georgia Bank to support its continued growth. Mr. Carpenter will lead the expansion into Tifton and Ms. Yeager has joined the Valdosta Banking Division as a senior banker.

Mr. DeWitt Drew, President and CEO of Southwest Georgia Financial, commented, “Tifton is a natural choice for us to expand given its adjacency to our primary market of Colquitt County as well as its size and strength in agriculture. Tifton is a major transportation hub where Interstate 75, U.S. Highway 82 and U.S. Highway 319 all intersect, making it an ideal location for business expansion and for homes of commuters working throughout the southwest Georgia region. It is exciting to join the resurgence underway in historic Tifton and we are pleased to have Chad join us to lead this expansion. He brings a wealth of banking experience and local market knowledge that we believe will be instrumental in our growth there.”

Mr. Drew added, “The Valdosta market has been a success for us as our customers have come to appreciate our focus on exceptional service. We believe Pam’s talent, enthusiasm and strong relationships in Valdosta will build upon our momentum and enable us to more fully tap the growth potential in that market. We are fortunate to have Pam join our team and look forward to her contributions to our continued growth.”

Mr. Carpenter’s previous banking experience includes 15 years with BB&T Bank in Tifton, Georgia, where he most recently held the position of Area President for the communities of Tifton, Valdosta and Douglas. He is a graduate of Valdosta State University, where he earned a Bachelor of Business Administration. Mr. Carpenter joined Southwest Georgia Bank on November 30, 2015.

Ms. Yeager brings 29 years of banking experience in the Valdosta market, including 11 years with Commercial Banking Company where she most recently held the position of Chief Retail Officer and Commercial, Consumer and Mortgage Lender. She is a 2010 graduate of the Louisiana State University Graduate School of Banking and a 2003 graduate of Leadership Lowndes where she served on the Board of Trustees from 2006-2008. Ms. Yeager was also named a 2001 and 2002 Rising Star for the United Way. She joined the Company in November this year.

About Southwest Georgia Financial Corporation
Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $392 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County and branch offices located in Baker County, Worth County, and Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.